THE ADVISORS' INNER CIRCLE FUND

                         SHAREHOLDER SERVICES AGREEMENT
                             COMMERCE CAPITAL FUNDS

          WHEREAS, The Advisors' Inner Circle Fund (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the " 1940 Act"); and

          WHEREAS, the Trustees of the Trust have adopted a Distribution Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of certain classes of shares of certain portfolios of the Trust, including the Commerce Capital Funds (the "Funds"); and

          WHEREAS, pursuant to the Distribution Plan, the Trust, on behalf of the Funds, pays SEI Investments Distribution Co. (the "Distributor") a fee at the annual rate specified on Exhibit A hereto, and the Distributor may use such fees for compensation of broker-dealers or other financial institutions that provide distribution or shareholder services as specified by the Distributor;

          NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Distributor agrees to compensate [Commerce Bank, Corporate Trust Department] for the services set forth below, and [Commerce Bank, Corporate Trust Department] agrees to provide such services.

          Section 1. [Commerce Bank, Corporate Trust Department ("Commerce Trust")] will provide one or more of the following services to customers of Commerce Trust ("Customers") who may from time to time invest in shares of the Funds ("Shares"):

           (i) establishing and maintaining accounts and records relating to Customers that invest in Shares;

           (ii)        arranging for bank wires;

           (iii) responding to Customer inquiries relating to the services performed by Commerce Trust;

           (iv) responding to inquiries from Customers concerning their investment in Shares;

           (v) assisting Customers in changing dividend options, account designations and addresses;

           (vi) providing information periodically to Customers showing their position in Shares;

           (vii) forwarding shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual reports, and dividend distribution and tax notices) to Customers;

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          (viii)      processing purchase, exchange and redemption requests on
                      behalf of Customers and placing such orders with the Funds' transfer agent;

          (ix) providing sub-accounting with respect to Shares owned of record or beneficially by Customers; and

          (x) processing dividend payments from the Funds on behalf of Customers.

  Section 2. Commerce Trust represents that it (a) has in place anti-money laundering procedures which comply with applicable law; (b) shall take all reasonable steps to determine (i) the true identity of its Customers, (ii) the source of its Customers' funds, and (iii) that its Customers are not involved in money laundering activities; (c) shall comply with any other "know your customer" requirements under applicable law; and (d) shall monitor its Customers' transactions in order to detect attempted or actual money laundering involving Shares. Commerce Trust further agrees to notify the Distributor of any suspicious activity relating to transactions involving Shares to the extent permitted by applicable law. Upon the reasonable request of the Funds or the Distributor, Commerce Trust agrees to promptly provide documentation relating to its anti-money laundering program.

  Section 3. Commerce Trust will provide all office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in Commerce Trust's business, or any personnel employed by Commerce Trust) as may be reasonably necessary or beneficial in order to fulfill its responsibilities under this Agreement.

  Section 4. Neither Commerce Trust nor any of its officers, employees, or agents is authorized to make any representations concerning the Trust, the Funds or the Shares except those contained in the Funds' then-current prospectus(es) or Statement(s) of Additional Information for the Shares, copies of which will be supplied to Commerce Trust, or in such supplemental literature or advertising as may be authorized in writing by the Distributor. NO PERSON IS AUTHORIZED TO DISTRIBUTE ANY SALES MATERIAL RELATING TO THE FUNDS WITHOUT THE PRIOR WRITTEN APPROVAL OF THE DISTRIBUTOR.

  Section 5. For purposes of this Agreement, Commerce Trust will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or the Trust in any matter or in any respect.

  Section 6. The Distributor shall be under no liability to Commerce Trust hereunder except for its failure to exercise good faith in discharging the obligations expressly assumed by it hereunder. In carrying out its obligations, Commerce Trust agrees to act in good faith and without negligence. By its written acceptance of this Agreement, Commerce Trust agrees to and does release, indemnify and hold harmless the Distributor and the Funds and their respective successors and

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                   assigns, each of their respective officers and directors, and each person who controls either the Distributor or the Funds within the meaning of Section 15 of the Securities Act against any loss, liability, claim, damages or expense (including reasonable attorneys' fees and expenses) arising by reason of (1) any direct or indirect actions or inactions of or by Commerce Trust or its officers, employees or agents regarding your responsibilities hereunder, (ii) the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by Customers or (iii) any breach of the provisions of this Agreement by Commerce Trust or its successors or permitted assigns. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or Commerce Trust of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Advisors Act of 1940, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

  Section 7. Commerce Trust and its officers and employees will, upon request, be available during normal business hours to consult with representatives of the Trust or its designees concerning the performance of Commerce Trust's responsibilities under this Agreement.

  Section 8. Commerce Trust agrees to comply with the provisions contained in the Securities Act governing the delivery of a Prospectus to any person to whom you offer Shares. You further agree to deliver, upon our request, copies of any amended Prospectus to persons whose Shares you are holding as record owner.

  Section 9. Commerce Trust represents that its has been duly authorized by proper corporate action to enter into this Agreement and to perform its obligations hereunder, evidence of which has been properly maintained and made part of its corporate records and further represents that it possesses the legal authority to perform the services contemplated by this Agreement without violating applicable law (and this Agreement shall automatically terminate in the event that Commerce Trust no longer possesses such authority). Commerce Trust agrees that it will not offer or sell Shares in violation of applicable law.

  Section 10. Commerce Trust will (i) maintain all records required by law to be kept by you relating to transactions in Shares and, upon request by the Funds, promptly make such records available to the Funds as the Funds may reasonably request in connection with their operations and (ii) promptly notify the Funds if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner. If you hold Shares as a record owner for your Customers, you will be responsible for maintaining all necessary books and Customer account records which reflect their beneficial ownership of Shares, which records shall specifically reflect that you are holding Shares as agent, custodian or nominee for your Customers.

  Section 11. In consideration of the services and facilities to be provided by Commerce Trust, each Fund will pay to Commerce Trust a fee, as agreed from time to time, at an annual rate

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                   of up to 0.50% (fifty basis points) of the average daily net asset value of Shares owned of record or beneficially by Customers of Commerce Trust, which fee will be computed daily and paid monthly. Such compensation will be computed and paid in accordance with the distribution plan adopted by the Funds pursuant to Rule l2b-1 under the Investment Company Act, as they may be amended from time to time. Commerce Trust acknowledges that any compensation to be paid to it by the Distributor shall be paid from proceeds paid to the Distributor by the Funds pursuant to such distribution plan and, to the extent the Distributor does not receive such proceeds for any reason, the amounts payable to you will be reduced accordingly. The Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Fund, including the sale of Shares for the account of any Customer(s). Commerce Trust may waive all or any portion of its fee from time to time.

  Section 12. The Trust may enter into other similar servicing agreements with any other person or persons without the consent of Commerce Trust.

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  Section 13.      This Agreement will become effective on the date a fully
                   executed copy of this Agreement is received by the Distributor and shall continue until terminated by either party. This Agreement is terminable with respect to any class of Shares of any Fund, without penalty, upon ten (10) days' notice to the other party. In addition, (a) this Agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees (as defined below) or, with respect to any class of a Fund, by vote of a majority of the outstanding shares of such class, on not more than 60 days written notice; and (b) this Agreement shall terminate automatically in the event of its assignment. This Agreement shall also automatically terminate at any time without penalty in the event the Funds terminate the Distribution Agreement between the Trust and the Distributor with respect to the Funds.

  Section 14. Commerce Trust acknowledges and agrees that this Agreement has been entered into pursuant to Rule l2b-I under the Investment Company Act, and is subject to the provisions of said Rule (as it may be amended from time to time), as well as any other applicable rules promulgated by the Securities and Exchange Commission.

  Section 15. All notices and other communications to either the Distributor or Commerce Trust will be duly given if mailed, faxed, or transmitted by similar communications device to the appropriate address stated below, or to such other address as either party shall so provide the other.

  Section 16. This Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts and may not be "assigned" by either party thereto as that term is defined in the Investment Company Act of 1940.

  Section 17. As used in this Agreement, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the term "assignment" shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

  Section 18. References to "The Advisors' Inner Circle Fund," the "Trust," and the "Trustees" of the Trust refer respectively to the Trust created and the Trustees as trustees, but not individually or personally, acting from time to time under the Declaration of Trust of the Trust dated July 18, 1991, a copy of which is on file with the Secretary of State of the Commonwealth of Massachusetts and at the Trust's principal office. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, representatives, or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives, or agents of the Trust personally. Further, any obligations of the Trust with respect to any one Fund shall not be binding upon any other Fund.

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  By their signatures, the Distributor and Commerce Trust agree to the terms of this Agreement.

  SEI INVESTMENTS DISTRIBUTION CO.                    COMMERCE BANK
  Attn: Legal Department                              Corporate Trust Department
  One Freedom Valley Drive                            336 Route 70 East
  Oaks, Pennsylvania 19456                            Marlton, NJ 08053

  By: /S/ JOHN MUNCH                                  By: /S/ KENNETH
  Name: JOHN MUNCH                                    Title: VICE PRESIDENT
  Title: VICE PRESIDENT

  Dated: 2/05/03                                      Dated: 1/21/03



  To enable the processing of this Agreement, please provide the following information. This information is being solicited in order for the Distributor and the Funds to comply with applicable anti-money laundering laws and regulations. Failure to complete the following will delay, and possibly prevent, the Distributor from processing this Agreement.

  Finn's FDIC Number: 211401

  Finn's Principal Address: 1701 Rt. 70 East
                            Cherry Hill, NJ 08034

  Finn's Primary Telephone Number: 888-751-9000

  Finn's SEC Registration Number: N/A

  Finn's Tax Identification Number (TIN): 2486057

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                                   EXHIBIT A

                             COMMERCE CAPITAL FUNDS

                   DISTRIBUTION AND SHAREHOLDER SERVICE FEES

                               JANUARY [3], 2003

  COMMERCE CAPITAL FUNDS

  Commerce Capital Government Money Market Fund, Administration Class Shares Commerce Capital Treasury Obligations Money Market Fund, Service Class Shares


  ADMINISTRATION CLASS SHARES

  Commerce Capital Government Money Market Fund              Twenty-Five basis points (0.25%)

  Commerce Capital Treasury Obligations Money Market Fund             Not Yet Offered

  SERVICE CLASS SHARES

  Commerce Capital Government Money Market Fund                       Not Yet Offered
  Commerce Capital Treasury Obligations Money Market Fund             Fifty basis points (0.50%)


  CALCULATION OF FEES

  Distribution and Shareholder Service fees are based on a percentage of the Funds' average daily net assets attributable to the Administration Class and/or Service Class Shares of the Funds.


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